Exhibit 99.3

CONSENT OF MORGAN STANLEY & CO. INCORPORATED

Board of Directors

Palm, Inc.

400 N. McCarthy Blvd.

Milpitas, CA 95035

Members of the Board:

We hereby consent to the use in the Registration Statement of Palm, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of Palm, Inc. and Handspring, Inc., which is part of the Registration Statement, of our opinion dated June 3, 2003 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Recommendation of the Palm Board of Directors”, “SUMMARY—Opinion of Palm Financial Advisor Regarding the Handspring Merger”, and “THE TRANSACTION—Opinion of Palm’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

/s/    MORGAN STANLEY & CO. INCORPORATED

Menlo Park, California

July 3, 2003